Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2010 Performance Update

The Frontier Fund Supplement Dated October 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 2 New

T H E    F R O N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	October 31, 2010	October 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	4.27%	9.88%	$107.43
Frontier Dynamic Series-2	1.36%	2.39%	$94.45
Frontier Long/Short Commodity Series-2a	6.58%	11.91%	$114.69
Frontier Masters Series-2	4.19%	11.08%	$105.94

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of October 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$4,199,951.48
Unrealized trading gain/(loss)			(520,430.20)
Less: commissions			(84,005.28)
Less: FCM fees			(127,045.44)
Foreign currency gain/(loss)			29,054.05
Interest income			93,828.06
			—

Total Income			3,591,352.67

EXPENSES

Management fees			54,749.71
Incentive fees			716,028.51
Broker service fees			13,481.66

Total Expenses			784,259.88

Net Income (Loss)			$2,807,092.79

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	631,564.89764	$65,071,260.08	103.03
Current month additions	17,318.61576	1,831,870.93
Current month redemptions	(2,193.86339)	(233,565.40)
Net Income (loss) for current month		2,807,092.79

Net Asset Value, end of current month	646,689.65001	$69,476,658.40	107.43

	Monthly rate of return		4.27%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			411,847.55
Net change in inter-series payables			(381,103.23)
Less: commissions			—
Less: FCM fees			(53,720.55)
Foreign currency gain/(loss)			—
Interest income			33,603.06

Total Income			10,626.83

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			5,699.69

Total Expenses			5,699.69

Net Income (Loss)			$4,927.14

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,121.74009	$384,081.54	93.18
Current month additions	260.63330	24,926.90
Current month redemptions	—	—
Net Income (loss) for current month		4,927.14

Net Asset Value, end of current month	4,382.37339	$413,935.58	94.45

	Monthly rate of return		1.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$158,015.04
Unrealized trading gain/(loss)			64,227.07
Less: commissions			(5,173.08)
Less: FCM fees			(4,761.36)
Foreign currency gain/(loss)			27.35
Interest income			3,732.63

Total Income			216,067.65

EXPENSES

Management fees			6,352.76
Incentive fees			41,215.07
Broker service fee			509.05

Total Expenses			48,076.88

Net Income (Loss)			$167,990.77

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	21,168.93890	$2,277,989.64	107.61
Current month additions	5,258.79747	585,000.00
Current month redemptions	—	—
Net Income (loss) for current month		167,990.77

Net Asset Value, end of current month	26,427.73637	$3,030,980.41	114.69

	Monthly rate of return		6.58%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$191,071.22
Unrealized trading gain/(loss)			993,371.49
Net change in inter-series payables			—
Less: commissions			(6,586.24)
Less: FCM fees			(46,956.36)
Foreign currency gain/(loss)			(1,212.97)
Interest income			21,134.07

Total Income			1,150,821.21

EXPENSES

Management fees			40,170.78
Incentive fees			95,082.35
Broker Service Fees			4,981.34

Total Expenses			140,234.47

Net Income (Loss)			$1,010,586.74

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	237,318.35232	$24,130,249.56	101.68
Current month additions	6,532.34477	688,650.00
Current month redemptions	(1,926.32786)	(200,161.95)
Net Income (loss) for current month		1,010,586.74

Net Asset Value, end of current month	241,924.36923	$25,629,324.35	105.94

	Monthly rate of return		4.19%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 2